The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated September 30, 2024
PRICING SUPPLEMENT No. ARC4005 dated October __, 2024 (To Product Supplement No. WF1 dated July 20, 2022, Prospectus Supplement dated May 26, 2022 and Prospectus dated May 26, 2022)	Filed Pursuant to Rule 433 Registration Statement No. 333-264388

Bank of Montreal Senior Medium-Term Notes, Series I Equity Linked Securities
Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due October 21, 2027

■	Linked to the common stock of Amazon.com, Inc. (the “Underlying Stock”)
■	Unlike ordinary debt securities, the securities do not provide for fixed payments of interest, do not repay a fixed amount of principal at stated maturity and are subject to potential automatic call prior to stated maturity upon the terms described below. Whether the securities pay a contingent coupon, whether the securities are automatically called prior to stated maturity and, if they are not automatically called, whether you receive the face amount of your securities at stated maturity will depend, in each case, on the stock closing price of the Underlying Stock on the relevant calculation day.
■	Contingent Coupon. The securities will pay a contingent coupon on a quarterly basis until the earlier of stated maturity or automatic call if, and only if, the stock closing price of the Underlying Stock on the calculation day for that quarter is greater than or equal to the threshold price. However, if the stock closing price of the Underlying Stock on a calculation day is less than the threshold price, you will not receive any contingent coupon for the relevant quarter. If the stock closing price of the Underlying Stock is less than the threshold price on every calculation day, you will not receive any contingent coupons throughout the entire term of the securities. The contingent coupon rate will be determined on the pricing date and will be at least 10.40% per annum (to be determined on the pricing date)
■	Automatic Call. If the stock closing price of the Underlying Stock on any of the quarterly calculation days from January 2025 to July 2027, inclusive, is greater than or equal to the starting price, the securities will be automatically called for the face amount plus a final contingent coupon payment
■	Potential Loss of Principal. If the securities are not automatically called prior to stated maturity, you will receive the face amount at stated maturity if, and only if, the stock closing price of the Underlying Stock on the final calculation day is greater than or equal to the threshold price. If the stock closing price of the Underlying Stock on the final calculation day is less than the threshold price, you will receive less than the face amount and have 1-to-1 downside exposure to the decrease in the closing price of the Underlying Stock in excess of the buffer amount of 15% and may lose up to 85% of the face amount of your securities
■	The threshold price is equal to 85% of the starting price
■	If the securities are not automatically called prior to stated maturity, you will have 1-to-1 downside exposure to the decrease in the closing price of the Underlying Stock in excess of the buffer amount, but you will not participate in any appreciation of the Underlying Stock and will not receive any dividends on the Underlying Stock
■	All payments on the securities are subject to Bank of Montreal's credit risk, and you will have no ability to pursue the issuer of the Underlying Stock for payment; if Bank of Montreal defaults on its obligations, you could lose some or all of your investment
■	No exchange listing; designed to be held to maturity or automatic call

On the date of this preliminary pricing supplement, the estimated initial value of the securities is $965.00 per security. The estimated initial value of the securities on the pricing date may differ from this value but will not be less than $915.00 per security. However, as discussed in more detail in this pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in this pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See "Selected Risk Considerations" beginning on page PRS-10 herein and "Risk Factors" beginning on page PS-5 of the accompanying product supplement.

The securities are the unsecured obligations of Bank of Montreal, and, accordingly, all payments on the securities are subject to the credit risk of Bank of Montreal. If Bank of Montreal, as issuer, defaults on its obligations, you could lose some or all of your investment. The securities are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)(2)	Proceeds to Bank of Montreal
Per Security	$1,000.00	Up to $23.25	$976.75
Total
(1)	Wells Fargo Securities, LLC is the agent for the distribution of the securities and is acting as principal. See "Terms of the Securities—Agent" and "Estimated Value of the Securities" in this pricing supplement for further information.
(2)	In addition to the forgoing, in respect of certain securities sold in this offering, our affiliate, BMO Capital Markets Corp. ("BMOCM"), may pay a fee of up to $3.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Wells Fargo Securities

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due October 21, 2027

Terms of the Securities

Issuer:	Bank of Montreal (the “Bank”).
Market Measure:	The common stock of Amazon.com, Inc. (the "Underlying Stock")
Pricing Date*:	October 17, 2024.
Issue Date*:	October 22, 2024.
Original Offering Price:	$1,000 per security.
Face Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.
Contingent Coupon Payment:

On each contingent coupon payment date, you will receive a contingent coupon payment at a per annum rate equal to the contingent coupon rate if, and only if, the stock closing price of the Underlying Stock on the related calculation day is greater than or equal to the threshold price. Each “contingent coupon payment,” if any, will be calculated per security as follows: ($1,000 × contingent coupon rate)/4. Any contingent coupon payment will be rounded to the nearest cent, with one-half cent rounded upward.

If the stock closing price of the Underlying Stock on any calculation day is less than the threshold price, you will not receive any contingent coupon payment on the related contingent coupon payment date. If the stock closing price of the Underlying Stock is less than the threshold price on all calculation days, you will not receive any contingent coupon payments over the term of the securities.

Contingent Coupon Payment Dates:	Quarterly, on the third business day following each calculation day (as each such calculation day may be postponed pursuant to “—Market Disruption Events and Postponement Provisions” below, if applicable); provided that the contingent coupon payment date with respect to the final calculation day will be the stated maturity date.
Contingent Coupon Rate:	The “contingent coupon rate” will be determined on the pricing date and will be at least 10.40% per annum.
Automatic Call:

If the stock closing price of the Underlying Stock on any of the calculation days from January 2025 to July 2027, inclusive, is greater than or equal to the starting price, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus a final contingent coupon payment. The securities will not be subject to automatic call until the first calculation day, which is approximately three months after the issue date.

If the securities are automatically called, they will cease to be outstanding on the related call settlement date and you will have no further rights under the securities after such call settlement date. You will not receive any notice from us if the securities are automatically called.

Calculation Days*:	Quarterly, on the 17th of each January, April, July and October, commencing January 2025 and ending July 2027, and the final calculation day, each subject to postponement as described below under “—Market Disruption Events and Postponement Provisions.” We refer to October 18, 2027 as the “final calculation day.”
Call Settlement Date:	Three business days after the applicable calculation day (as each such calculation day may be postponed pursuant to “—Market Disruption Events and Postponement Provisions” below, if applicable).
Stated Maturity Date*:	October 21, 2027, subject to postponement. The securities are not subject to repayment at the option of any holder of the securities prior to the stated maturity date.

PRS-2

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due October 21, 2027

Maturity Payment Amount:

If the securities are not automatically called prior to the stated maturity date, you will be entitled to receive on the stated maturity date a cash payment per security in U.S. dollars equal to the maturity payment amount (in addition to the final contingent coupon payment, if any). The “maturity payment amount” per security will equal:

•    if the ending price is greater than or equal to the threshold price: $1,000; or

•    if the ending price is less than the threshold price:

$1,000 × (performance factor + buffer amount)

If the securities are not automatically called prior to stated maturity and the ending price is less than the threshold price, you will have 1-to-1 downside exposure to the decrease in the closing price of the Underlying Stock in excess of the buffer amount and will lose some, and possibly up to 85%, of the face amount of your securities at stated maturity.

Any return on the securities will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of the Underlying Stock, but, if the ending price is less than the threshold price, you will have 1-to-1 downside exposure to the decrease in the closing price of the Underlying Stock in excess of the buffer amount.

Starting Price:	$ , the stock closing price of the Underlying Stock on the pricing date.
Stock Closing Price:	Stock closing price, closing price and adjustment factor have the meanings set forth under “General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Certain Definitions” in the accompanying product supplement.
Ending Price:	The “ending price” will be the stock closing price of the Underlying Stock on the final calculation day.
Performance Factor:	The ending price divided by the starting price (expressed as a percentage).
Threshold Price:	$ , which is equal to 85% of the starting price.
Buffer Amount	15.00%

Market Disruption Events and Postponement Provisions:	Each calculation day (including the final calculation day) is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the final calculation day is postponed, and will be adjusted for non-business days. For more information regarding adjustments to the calculation days and the stated maturity date, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to a Single Market Measure” and “—Payment Dates” in the accompanying product supplement. For purposes of the accompanying product supplement, each call settlement date and the stated maturity date is a “payment date.” In addition, for information regarding the circumstances that may result in a Market Disruption Event, see “General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Market Disruption Events” in the accompanying product supplement.
Calculation Agent:	BMO Capital Markets Corp. ("BMOCM")
Material Tax Consequences:	For a discussion of the material U.S. federal income and certain estate tax consequences and the Canadian federal income tax consequences of the ownership and disposition of the securities, see "Supplemental Canadian Tax Considerations" and "United States Federal Tax Considerations" below, and the section of the product supplement entitled "United States Federal Tax Considerations."

PRS-3

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due October 21, 2027

Agent:

Wells Fargo Securities, LLC ("WFS"). The agent will receive the agent discount set forth on the cover page of this document. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $17.50 per security. Such securities dealers may include Wells Fargo Advisors ("WFA") (the trade name of the retail brokerage business of WFS's affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the concession allowed to WFA, WFS may pay $0.75 per security of the agent's discount to WFA as a distribution expense fee for each security sold by WFA.

In addition to the forgoing, in respect of certain securities sold in this offering, our affiliate, BMOCM, may pay a fee of up to $3.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

WFS and/or BMOCM, and/or one or more of their respective affiliates expects to realize hedging profits projected by their proprietary pricing models to the extent they assume the risks inherent in hedging our obligations under the securities. If WFS or any other dealer participating in the distribution of the securities or any of their affiliates conducts hedging activities for us in connection with the securities, that dealer or its affiliates will expect to realize a profit projected by its proprietary pricing models from those hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you.

Denominations:	$1,000 and any integral multiple of $1,000.

CUSIP:	06376BUJ5

____________________

*To the extent that we make any change to the expected pricing date or expected issue date, the calculation days and stated maturity date may also be changed in our discretion to ensure that the term of the securities remains the same.

PRS-4

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due October 21, 2027

Additional Information About the Issuer and the Securities

You should read this pricing supplement together with product supplement No. WF1 dated July 20, 2022, the prospectus supplement dated May 26, 2022 and the prospectus dated May 26, 2022 for additional information about the securities. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus.

Our Central Index Key, or CIK, on the SEC website is 927971. When we refer to “we,” “us” or “our” in this pricing supplement, we refer only to Bank of Montreal.

You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if that address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Product Supplement No. WF1 dated July 20, 2022:

https://www.sec.gov/Archives/edgar/data/927971/000121465922009020/r715220424b5.htm

•	Prospectus Supplement and prospectus dated May 26, 2022:

https://www.sec.gov/Archives/edgar/data/927971/000119312522160519/d269549d424b5.htm

We have filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, we will arrange to send to you the prospectus (as supplemented by the prospectus supplement if you request it by calling BMOCM toll-free at 1-877-369-5412.

PRS-5

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due October 21, 2027

Estimated Value of the Securities

Our estimated initial value of the securities on the date of this preliminary pricing supplement, and that will be set forth on the cover page of the final pricing supplement relating to the securities, equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the securities, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the securities.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the securities on the pricing date will be determined based on market conditions at that time.

For more information about the estimated initial value of the securities, see “Selected Risk Considerations” below.

PRS-6

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due October 21, 2027

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

▪	seek an investment with contingent coupon payments at a rate of at least 10.40% per annum (to be determined on the pricing date) until the earlier of stated maturity or automatic call, if, and only if, the stock closing price of the Underlying Stock on the applicable calculation day is greater than or equal to 85% of the starting price;

▪	understand that if the securities are not automatically called prior to maturity, and the ending price has declined by more than the buffer amount, they will lose some, and possibly up to 85%, of the face amount at stated maturity;

▪	desire to limit downside exposure to the Underlying Stock through the buffer amount;

▪	are willing to accept the risk that they may receive few or no contingent coupon payments over the term of the securities;

▪	understand that the securities may be automatically called prior to stated maturity and that the term of the securities may be as short as approximately three months;

▪	understand and are willing to accept the downside risks of the Underlying Stock;

▪	are willing to forgo participation in any appreciation of the Underlying Stock and dividends paid on the Underlying Stock; and

▪	are willing to hold the securities until maturity.

The securities may not be an appropriate investment for investors who:

▪	seek a liquid investment or are unable or unwilling to hold the securities to maturity or any earlier automatic call;

▪	require full payment of the face amount of the securities at stated maturity;

▪ seek a security with a fixed term;

▪	are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price and that may be as low as the lower estimated value set forth on the cover page;

▪	seek the certainty of current income over the term of the securities;

▪	are unwilling to accept the risk that the securities may not be automatically called and that the stock closing price of the Underlying Stock on the final calculation day may decline by more than the buffer amount;

▪	seek exposure to the upside performance of the Underlying Stock;

▪	are unwilling to accept the risk of exposure to the Underlying Stock;

▪	are unwilling to accept the credit risk of Bank of Montreal to obtain exposure to the Underlying Stock; or

▪	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” herein and the “Risk Factors” in the accompanying product supplement, prospectus supplement and prospectus for risks related to an investment in the securities. For more information about the Underlying Stock, please see the section titled “The Underlying Stock” below.

PRS-7

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due October 21, 2027

Determining Payment On a Contingent Coupon Payment Date and at Maturity

If the securities have not been previously automatically called, on each contingent coupon payment date, you will either receive a contingent coupon payment or you will not receive a contingent coupon payment, depending on the stock closing price of the Underlying Stock on the related calculation day.

If the securities have not been automatically called prior to the stated maturity date, then at maturity you will receive (in addition to the final contingent coupon payment, if any) a cash payment per security (the maturity payment amount) calculated as follows:

PRS-8

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due October 21, 2027

Hypothetical Payout Profile

The following profile illustrates the potential maturity payment amount on the securities (excluding the final contingent coupon payment, if any) for a range of hypothetical performances of the Underlying Stock from the starting price to the ending price, assuming the securities have not been automatically called prior to the stated maturity date. As this profile illustrates, in no event will you have a positive rate of return based solely on the maturity payment amount received at maturity; any positive return will be based solely on the contingent coupon payments, if any, received during the term of the securities. This graph has been prepared for purposes of illustration only. Your actual return will depend on whether the securities are automatically called, the actual ending price and whether you hold your securities to stated maturity.

PRS-9

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due October 21, 2027

Selected Risk Considerations

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of the risks relating to the securities generally in the “Risk Factors” section of the accompanying product supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the securities in light of your particular circumstances.

Risks Relating To The Terms And Structure Of The Securities

If The Securities Are Not Automatically Called Prior To Stated Maturity, You May Lose Some, And Possibly Up To 85%, Of The Face Amount Of Your Securities At Stated Maturity.

We will not repay you a fixed amount on the securities at stated maturity. If the securities are not automatically called prior to stated maturity, you will receive a maturity payment amount that will be equal to or less than the face amount, depending on the ending price.

If the ending price is less than the threshold price, the maturity payment amount will be less than the face amount and you will have 1-to-1 downside exposure to the decrease in the stock closing price of the Underlying Stock in excess of the buffer amount, resulting in a loss of 1% of the face amount for every 1% decline in the stock closing price of the Underlying Stock in excess of the buffer amount. As a result, if the stock closing price of the Underlying Stock on the final calculation day declines by more than the buffer amount, you will lose some, and possibly up to 85%, of the face amount at stated maturity, even if the stock closing price of the Underlying Stock is greater than or equal to the starting price or the threshold price at certain times during the term of the securities.

Even if the ending price of the Underlying Stock on the final calculation day is greater than or equal to the threshold price, the maturity payment amount will not exceed the face amount, and your yield on the securities, taking into account any contingent coupon payments you may have received during the term of the securities, may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Bank of Montreal or another issuer with a similar credit rating with the same stated maturity date.

The Securities Do Not Provide For Fixed Payments Of Interest And You May Receive No Coupon Payments On One Or More Contingent Coupon Payment Dates, Or Even Throughout The Entire Term Of The Securities.

On each contingent coupon payment date you will receive a contingent coupon payment if, and only if, the stock closing price of the Underlying Stock on the related calculation day is greater than or equal to the threshold price. If the stock closing price of the Underlying Stock on any calculation day is less than the threshold price, you will not receive any contingent coupon payment on the related contingent coupon payment date, and if the stock closing price of the Underlying Stock is less than the threshold price on each calculation day over the term of the securities, you will not receive any contingent coupon payments over the entire term of the securities.

You Will Have 1-to-1 Downside Exposure To The Decline In The Underlying Stock In Excess Of The Buffer Amount, But Will Not Participate In Any Positive Performance Of The Underlying Stock.

Even though, if the ending price is less than the threshold price, you will have 1-to-1 downside exposure to a decline in the stock closing price of the Underlying Stock in excess of the buffer amount, you will not participate in any increase in the stock closing price of the Underlying Stock over the term of the securities. Your maximum possible return on the securities will be limited to the sum of the contingent coupon payments you receive, if any. Consequently, your return on the securities may be significantly less than the return you could achieve on an alternative investment that provides for participation in an increase in the stock closing price of the Underlying Stock.

Higher Contingent Coupon Rates Are Associated With Greater Risk.

The securities offer contingent coupon payments at a higher rate, if paid, than the fixed rate we would pay on conventional debt securities of the same maturity. These higher potential contingent coupon payments are associated with greater levels of expected risk as of the pricing date as compared to conventional debt securities, including the risk that you may not receive a contingent coupon payment on one or more, or any, contingent coupon payment dates and the risk that you may lose a substantial portion of the face amount at maturity. The volatility of the Underlying Stock is an important factor affecting this risk. Volatility is a measurement of the size and frequency of daily fluctuations in the price of an Underlying Stock, typically observed over a specified period of time. Volatility can be measured in a variety of ways, including on a historical basis or on an expected basis as implied by option prices in the market. Greater expected volatility of the Underlying Stock as of the pricing date may result in a higher contingent coupon rate, but it also represents a greater expected likelihood as of the pricing date that the stock closing price of the Underlying Stock will be less than the threshold price on one or more calculation days, such that you will not receive one or more, or any, contingent coupon payments during the term of the securities, and that the stock closing price of the Underlying Stock will be less than the threshold price on the final calculation day such that you will lose a substantial portion of the face amount at maturity. In general, the higher the contingent coupon rate is relative to the fixed rate we would pay on conventional debt securities, the greater the expected risk that you will not receive one or more, or any, contingent coupon payments during the term of the securities and that you will lose a substantial portion of the face amount at maturity.

PRS-10

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due October 21, 2027

You Will Be Subject To Reinvestment Risk.

If your securities are automatically called, the term of the securities may be reduced to as short as approximately three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to maturity.

The Securities Are Subject To Credit Risk.

The securities are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to our creditworthiness and you will have no ability to pursue the issuer of the Underlying Stock for payment. As a result, our actual and perceived creditworthiness may affect the value of the securities and, in the event we were to default on our obligations under the securities, you may not receive any amounts owed to you under the terms of the securities.

Significant Aspects Of The Tax Treatment Of The Securities Are Uncertain.

There is no direct legal authority as to the proper U.S. federal tax treatment of the securities, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in this pricing supplement under “United States Federal Tax Considerations.” If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be materially and adversely affected.

For a discussion of the Canadian federal income tax consequences of investing in the securities, please read the section entitled “Supplemental Canadian Tax Considerations” below. You should consult your tax advisor about your own tax situation.

A Contingent Coupon Payment Date, A Call Settlement Date And The Stated Maturity Date May Be Postponed If A Calculation Day Is Postponed.

A calculation day (including the final calculation day) will be postponed if the applicable originally scheduled calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on that calculation day. If such a postponement occurs with respect to a calculation day other than the final calculation day, then the related contingent coupon payment date or call settlement date, as applicable, will be postponed. If such a postponement occurs with respect to the final calculation day, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the final calculation day as postponed.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

Our initial estimated value of the securities is only an estimate, and is based on a number of factors. The original offering price of the securities may exceed our initial estimated value, because costs associated with offering, structuring and hedging the securities are included in the original offering price, but are not included in the estimated value. These costs include the agent discount and selling concessions, the profits that we and our affiliates and/or the agent and its affiliates expect to realize for assuming the risks in hedging our obligations under the securities, and the estimated cost of hedging these obligations. The initial estimated value may be as low as the amount indicated on the cover page of this pricing supplement.

The Terms Of The Securities Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

To determine the terms of the securities, we will use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the securities are less favorable to you than if we had used a higher funding rate.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

Our initial estimated value of the securities as of the date of this preliminary pricing supplement is, and our estimated value as determined on the pricing date will be, derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Underlying Stock, dividend rates and interest rates. Different pricing models and assumptions, including those used by the agent, its affiliates or other market participants, could provide values for the securities that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the pricing date, the value of the securities could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth in this pricing supplement. These changes are likely to impact the price, if any, at which WFS or its affiliates or any other party (including us or our affiliates) would be willing to purchase the securities from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which WFS or any other party (including us or our affiliates) would be willing to buy your securities in any secondary market at any time.

PRS-11

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due October 21, 2027

WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time, the secondary market price offered by it, WFA or any of their affiliates will be affected by changes in market conditions and other factors described in the next risk factor. WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time up to the issue date or during the 3-month period following the issue date, the secondary market price offered by it, WFA or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the securities that are included in their original offering price. Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be after this period, as any secondary market price offered after this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this 3-month period. WFS has advised us that, if you hold the securities through an account with WFS, WFA or any of their affiliates, WFS expects that this increase will also be reflected in the value indicated for the securities on your brokerage account statement. If you hold your securities through an account at a broker-dealer other than WFS, WFA or any of their affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at WFS, WFA or any of their affiliates.

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the then-current prices of the Underlying Stock, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the "derivative component factors," and which are described in more detail in the accompanying product supplement, are expected to affect the value of the securities: performance of the Underlying Stock; interest rates; volatility of the Underlying Stock; time remaining to maturity; and dividend yields on the Underlying Stock. When we refer to the "value" of your security, we mean the value you could receive for your security if you are able to sell it in the open market before the stated maturity date.

In addition to the derivative component factors, the value of the securities will be affected by actual or anticipated changes in our creditworthiness. The value of the securities will also be limited by the automatic call feature, because if the securities are automatically called, you will not receive the contingent coupon payments that would have accrued, if any, had the securities been called on a later calculation day or had the securities been held until the stated maturity date. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the price of the Underlying Stock. Because numerous factors are expected to affect the value of the securities, changes in the price of the Underlying Stock may not result in a comparable change in the value of the securities.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities. If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

Risks Relating To The Underlying Stock

The Securities Will Be Subject To Single Stock Risk.

The price of the Underlying Stock can rise or fall sharply due to factors specific to that Underlying Stock and its issuer (the “Underlying Stock Issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and prices, interest rates and economic and political conditions.

Any Payment Upon An Automatic Call Or At Stated Maturity Will Depend Upon The Performance Of The Underlying Stock And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Securities Is Not The Same As Investing In The Underlying Stock. Investing in the securities is not equivalent to investing in the Underlying Stock. As an investor in the securities, your return will not reflect the return you would realize if you actually owned and held the Underlying Stock for a period similar to the term of the securities because you will not receive any dividend payments, distributions or any other payments paid on the Underlying Stock. As a holder of the securities, you will not have any voting rights or any other rights that holders of the Underlying Stock would have.

•	Historical Prices Of The Underlying Stock Should Not Be Taken As An Indication Of Its Future Performance During The Term Of The Securities.

•	The Securities May Become Linked To The Common Stock Of A Company Other Than The Original Underlying Stock Issuer.

PRS-12

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due October 21, 2027

•	We, The Agent And Our Respective Affiliates Cannot Control Actions By The Underlying Stock Issuer.

•	We, The Agent And Our Respective Affiliates Have No Affiliation With The Underlying Stock Issuer And Have Not Independently Verified Its Public Disclosure Of Information.

•	You Have Limited Anti-dilution Protection.

Risks Relating To Conflicts Of Interest

Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the securities. In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

•	The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the securities. BMOCM, which is our affiliate, will be the calculation agent for the securities. As calculation agent, BMOCM will determine the stock closing prices of the Underlying Stock and make any other determinations necessary to calculate any payments on the securities. In making these determinations, BMOCM may be required to make discretionary judgments that may adversely affect any payments on the securities. See the sections entitled "General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Market Disruption Events" and "—Adjustment Events" in the accompanying product supplement. In making these discretionary judgments, the fact that BMOCM is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the securities, and BMOCM's determinations as calculation agent may adversely affect your return on the securities.

•	The estimated value of the securities was calculated by us and is therefore not an independent third-party valuation.

•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the price of the Underlying Stock.

•	Business activities of our affiliates or any participating dealer or its affiliates with the Underlying Stock Issuer may adversely affect the price of the Underlying Stock.

•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the price of the Underlying Stock.

•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the price of the Underlying Stock.

•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or fee, creating a further incentive for the participating dealer to sell the securities to you.

PRS-13

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due October 21, 2027

Hypothetical Returns

If the securities are automatically called:

If the securities are automatically called prior to stated maturity, you will receive the face amount of your securities plus a final contingent coupon payment on the call settlement date. In the event the securities are automatically called, your total return on the securities will equal any contingent coupon payments received prior to the call settlement date and the contingent coupon payment received on the call settlement date.

If the securities are not automatically called:

If the securities are not automatically called prior to stated maturity, the following table illustrates, for a range of hypothetical performance factors, the hypothetical maturity payment amount payable at stated maturity per security (excluding the final contingent coupon payment, if any). The performance factor is the ending price expressed as a percentage of the starting price (i.e., the ending price divided by the starting price).

Hypothetical performance factor	Hypothetical maturity payment amount per security
175.00%	$1,000.00
160.00%	$1,000.00
150.00%	$1,000.00
140.00%	$1,000.00
130.00%	$1,000.00
120.00%	$1,000.00
110.00%	$1,000.00
100.00%	$1,000.00
90.00%	$1,000.00
85.00%	$1,000.00
84.00%	$990.00
80.00%	$950.00
70.00%	$850.00
60.00%	$750.00
50.00%	$650.00
40.00%	$550.00
30.00%	$450.00
25.00%	$400.00
0.00%	$150.00

The above figures do not take into account contingent coupon payments, if any, received during the term of the securities. As evidenced above, in no event will you have a positive rate of return based solely on the maturity payment amount received at maturity; any positive return will be based solely on the contingent coupon payments, if any, received during the term of the securities.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. If the securities are not automatically called prior to stated maturity, the actual amount you will receive at stated maturity will depend on the actual ending price.

PRS-14

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due October 21, 2027

Hypothetical Contingent Coupon Payments

Set forth below are examples that illustrate how to determine whether a contingent coupon payment will be paid and whether the securities will be automatically called, if applicable, on a contingent coupon payment date prior to the stated maturity date. The examples do not reflect any specific contingent coupon payment date. The following examples assume that the securities are subject to automatic call on the applicable calculation day. The securities will not be subject to automatic call until the first calculation day, which is approximately three months after the issue date. The following examples reflect a hypothetical contingent coupon rate of 10.40% per annum (the minimum contingent coupon rate that may be determined on the pricing date) and assume the hypothetical starting price, threshold price and stock closing prices indicated in the examples. The terms used for purposes of these hypothetical examples do not represent the actual starting price or threshold price. The hypothetical starting price of $100.00 has been chosen for illustrative purposes only and does not represent the actual starting price. The actual starting price and threshold price will be determined on the pricing date and will be set forth under “Terms of the Securities” above. For historical data regarding the actual closing prices of the Underlying Stock, see the historical information provided below. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Example 1. The stock closing price on the relevant calculation day is greater than or equal to the threshold price and less than the starting price. As a result, investors receive a contingent coupon payment on the applicable contingent coupon payment date, and the securities are not automatically called.

Underlying Stock
Hypothetical starting price:	$100.00
Hypothetical stock closing price on relevant calculation day:	$90.00
Hypothetical threshold price:	$85.00

Since the hypothetical stock closing price on the relevant calculation day is greater than or equal to the threshold price, but less than the starting price, you would receive a contingent coupon payment on the applicable contingent coupon payment date and the securities would not be automatically called. The contingent coupon payment would be equal to $26.00 per security, determined as follows: (i) $1,000 multiplied by 10.40% per annum divided by (ii) 4, rounded to the nearest cent.

Example 2. The stock closing price on the relevant calculation day is less than the threshold price. As a result, investors do not receive a contingent coupon payment on the applicable contingent coupon payment date and the securities are not automatically called.

Underlying Stock
Hypothetical starting price:	$100.00
Hypothetical stock closing price on relevant calculation day:	$45.00
Hypothetical threshold price:	$85.00

Since the hypothetical stock closing price on the relevant calculation day is less than the threshold price, you would not receive a contingent coupon payment on the applicable contingent coupon payment date and the securities would not be automatically called.

Example 3. The stock closing price on the relevant calculation day is greater than or equal to the starting price. As a result, the securities are automatically called on the applicable contingent coupon payment date for the face amount plus a final contingent coupon payment.

Underlying Stock
Hypothetical starting price:	$100.00
Hypothetical stock closing price on relevant calculation day:	$115.00
Hypothetical threshold price:	$85.00

Since the hypothetical stock closing price on the relevant calculation day is greater than or equal to the starting price, the securities would be automatically called and you would receive the face amount plus a final contingent coupon payment on the applicable contingent coupon payment date, which is also referred to as the call settlement date. On the call settlement date, you would receive $1,026.00 per security.

You will not receive any further payments after the call settlement date.

PRS-15

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due October 21, 2027

Hypothetical Payment at Stated Maturity

Set forth below are examples of calculations of the maturity payment amount payable at stated maturity, assuming that the securities have not been automatically called prior to stated maturity and assuming the hypothetical starting price, threshold price and ending prices indicated in the examples. The terms used for purposes of these hypothetical examples do not represent the actual starting price or threshold price. The hypothetical starting price of $100.00 has been chosen for illustrative purposes only and does not represent the actual starting price. The actual starting price and threshold price will be determined on the pricing date and will be set forth under “Terms of the Securities” above. For historical data regarding the actual closing prices of the Underlying Stock, see the historical information provided herein. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Example 1. The ending price is greater than the starting price, the maturity payment amount is equal to the face amount of your securities at maturity and you receive a final contingent coupon payment:

Underlying Stock
Hypothetical starting price:	$100.00
Hypothetical ending price:	$145.00
Hypothetical threshold price:	$85.00
Performance factor (ending price divided by starting price):	145.00%

Since the hypothetical ending price is greater than the hypothetical threshold price, the maturity payment amount would equal the face amount. Although the hypothetical ending price is significantly greater than the hypothetical starting price in this scenario, the maturity payment amount will not exceed the face amount.

In addition to any contingent coupon payments received during the term of the securities, on the stated maturity date you would receive $1,000 per security. In addition, because the hypothetical ending price is greater than the threshold price, you would receive a final contingent coupon payment on the stated maturity date.

Example 2. The ending price is less than the starting price but greater than the threshold price, the maturity payment amount is equal to the face amount of your securities at maturity and you receive a final contingent coupon payment:

Underlying Stock
Hypothetical starting price:	$100.00
Hypothetical ending price:	$90.00
Hypothetical threshold price:	$85.00
Performance factor (ending price divided by starting price):	90.00%

Since the hypothetical ending price is less than the hypothetical starting price, but not by more than the buffer amount, you would receive the face amount of your securities at maturity.

In addition to any contingent coupon payments received during the term of the securities, on the stated maturity date you would receive $1,000 per security. In addition, because the hypothetical ending price is greater than the threshold price, you would receive a final contingent coupon payment on the stated maturity date.

PRS-16

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due October 21, 2027

Example 3. The ending price is less than the threshold price, the maturity payment amount is less than the face amount of your securities at maturity and you do not receive a final contingent coupon payment:

Underlying Stock
Hypothetical starting price:	$100.00
Hypothetical ending price:	$45.00
Hypothetical threshold price:	$85.00
Performance factor (ending price divided by starting price):	45.00%

Since the hypothetical ending price is less than the hypothetical starting price by more than the buffer amount you would lose a portion of the face amount of your securities and receive the maturity payment amount equal to $600.00 per security, calculated as follows:

= $1,000 × (performance factor + buffer amount)

= $1,000 × (45.00% + 15.00%)

= $600.00

In addition to any contingent coupon payments received during the term of the securities, on the stated maturity date you would receive $600.00 per security. Because the hypothetical ending price is less than the threshold price, you would not receive a final contingent coupon payment on the stated maturity date.

These examples illustrate that you will not participate in any appreciation of the Underlying Stock, but, if the ending price is less than the threshold price, you will have 1-to-1 downside exposure to the decrease in the Underlying Stock in excess of the buffer amount.

To the extent that the starting price, threshold price and ending price differ from the values assumed above, the results indicated above would be different.

PRS-17

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due October 21, 2027

The Underlying Stock

According to publicly available information, Amazon.com, Inc. ("AMZN") is an online retailer that offers a range of products including books, music, computers, electronics and numerous other products. The company also operates a cloud platform. Information filed by AMZN with the SEC can be located by reference to its SEC file number: 000-22513, or its CIK Code: 0001018724. AMZN’s common stock is traded on the Nasdaq Global Select Market under the ticker symbol “AMZN.”

Historical Information

We obtained the closing prices of the Underlying Stock in the graph below from Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical prices below may have been adjusted by Bloomberg to reflect any stock splits, reverse stock splits or other corporate transactions.

The following graph sets forth daily closing prices of the Underlying Stock for the period from January 1, 2019 to September 25, 2024. The closing price on September 25, 2024 was $192.53. The historical performance of the Underlying Stock should not be taken as an indication of its future performance during the term of the securities.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg and have not undertaken an independent review or due diligence. The historical performance of the Underlying Stock should not be taken as an indication of its future performance, and no assurance can be given as to the closing price of the Underlying Stock on any calculation day or its ending price. We cannot give you assurance that the performance of the Underlying Stock will result in any positive return on your investment.

PRS-18

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due October 21, 2027

Supplemental Canadian Tax Considerations

In the opinion of Torys LLP, our Canadian federal income tax counsel, the following summary describes the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires from us as the beneficial owner the securities offered by this document, and who, at all relevant times, for purposes of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Tax Act”), (1) is not, and is not deemed to be, resident in Canada; (2) deals at arm’s length with us and with any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of securities, (3) is not affiliated with us, (4) does not receive any payment of interest on a security in respect of a debt or other obligation to pay an amount to a person with whom we do not deal at arm’s length, (5) does not use or hold securities in a business carried on in Canada and (6) is not a “specified shareholder” of ours as defined in the Tax Act for this purpose or a non-resident person not dealing at arm’s length with such “specified shareholder” (a “Holder”). Special rules, which are not discussed in this summary, may apply to a non-Canadian holder that is an insurer that carries on an insurance business in Canada and elsewhere.

This summary does not address the possible application of the “hybrid mismatch arrangement” rules in section 18.4 of the Tax Act to a Holder (i) that disposes of a security to a person or entity with which it does not deal at arm’s length or to an entity that is a “specified entity” with respect to the Holder or in respect of which the Holder is a “specified entity”, (ii) that disposes of a security under, or in connection with, a “structured arrangement”, or (iii) in respect of which we are a “specified entity” (as such terms are defined in subsection 18.4(1) of the Tax Act). Such Holders should consult their own tax advisors.

This summary is based on the current provisions of the Tax Act and on counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this document (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

Canadian federal income tax considerations applicable to the securities may be described more particularly when such securities are offered (and then only to the extent material) in a pricing supplement related thereto if they are not addressed by the comments following and, in that event, the following will be superseded thereby to the extent indicated in that pricing supplement. These Canadian federal income tax considerations may also be supplemented, amended and/or replaced in a pricing supplement.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers of the securities should consult their own tax advisors having regard to their own particular circumstances.

Interest paid or credited or deemed to be paid or credited by us on a security (including amounts on account or in lieu of payment of, or in satisfaction of interest) to a Holder generally will not be subject to Canadian non-resident withholding tax, unless any portion of such interest (other than on a “prescribed obligation,” as defined in the Tax Act for this purpose) is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation (“participating debt interest”). The administrative policy of the Canada Revenue Agency is that interest paid on a debt obligation is not subject to withholding tax unless, in general, it is reasonable to consider that there is a material connection between the index or formula to which any amount payable under the debt obligation is calculated and the profits of the issuer. With respect to any interest on a security, or any portion of the principal amount of a security in excess of the issue price, such interest or principal, as the case may be, paid or credited to a Holder should not be subject to Canadian non-resident withholding tax, unless otherwise specified in the applicable pricing supplement.

In the event that a security, interest on which is not exempt from Canadian non-resident withholding tax (other than a security which is an “excluded obligation,” as defined in the Tax Act for this purpose) is redeemed in whole or in part, cancelled, repurchased or purchased by us or any other person resident or deemed to be resident in Canada from a Holder or is otherwise assigned or transferred by a Holder to a person resident or deemed to be resident in Canada for an amount which exceeds, generally, the issue price thereof, or in certain cases, the price for which such security was assigned or transferred to the Holder by a person resident or deemed resident in Canada, the excess may be deemed to be interest and may, together with any interest that has accrued on the security to that time, be subject to Canadian non-resident withholding tax.

If an amount of interest paid by us on a security were to be non-deductible by us in computing our income as a result of the application of subsection 18.4(4) of the Tax Act, such amount of interest would be deemed to have been paid by us as a dividend, and not to have been paid by us as interest, and be subject to Canadian non-resident withholding tax. Subsection 18.4(4) would apply only if a payment of interest by us on a security constituted the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Tax Act.

No payment of interest by us on a security should be considered to arise under a “hybrid mismatch arrangement” as no such payment should be considered to arise under or in connection with a “structured arrangement”, both as defined in subsection 18.4(1) of the Tax Act, on the basis that (i) based on pricing data and analysis provided to Torys LLP by us in relation to these securities, it should not be reasonable to consider that any economic benefit arising from any “deduction/non-inclusion mismatch” as defined in subsection 18.4(6) of the Tax Act is reflected in the pricing of the securities, and (ii) it should also not be reasonable to consider that the securities were designed to, directly or indirectly, give rise to any “deduction/non-inclusion mismatch”.

PRS-19

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due October 21, 2027

Generally, there are no other taxes on income (including taxable capital gains) payable by a Holder on interest, discount, or premium in respect of a security or on the proceeds received by a Holder on the disposition of a security (including redemption, cancellation, purchase or repurchase).

PRS-20

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due October 21, 2027

United States Federal Tax Considerations

You should review carefully the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Ashurst LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

In the opinion of our counsel, Ashurst LLP, it is reasonable to treat the securities described in this pricing supplement as a pre-paid cash-settled contingent income-bearing derivative contract in respect of the Underlying Stock for U.S. federal income tax purposes, and by purchasing a security, you agree (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the securities for all tax purposes in accordance with such characterization. Although the U.S. federal income tax treatment of the contingent coupon payments is uncertain, we intend to take the position, and the following discussion assumes, that such contingent coupon payments (including any contingent coupon payment on or with respect to the maturity date) constitute taxable ordinary income to a United States holder at the time received or accrued in accordance with the holder’s regular method of accounting. If the securities are treated as described above, it would be reasonable for a United States holder to take the position that it will recognize capital gain or loss upon the sale, maturity or other disposition of the securities in an amount equal to the difference between the amount a United States holder receives at such time (other than amounts properly attributable to any coupon payments, which would be treated, as described above, as ordinary income) and the United States holder’s tax basis in the securities. In general, a United States holder’s tax basis in the securities will be equal to the price the holder paid for the securities. Capital gain recognized by an individual United States holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses may be subject to limitations.

Non-U.S. Holders. The following discussion applies to non-U.S. holders of the securities and to the extent inconsistent overrides the discussion entitled “United States Federal Tax Considerations” and “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement. A non-U.S. holder is a beneficial owner of a security that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

The U.S. federal income tax treatment of the securities (including proper characterization of the contingent coupon payments for U.S. federal income tax purposes) is uncertain. We intend to withhold (or expect the applicable withholding agent will withhold) U.S. federal income tax at a 30% rate in respect of the contingent coupon payments made to a non-U.S. holder. However, a reduced rate of withholding tax may be available for a non-U.S. holder under an applicable income tax treaty (but subject to withholding tax on dividend equivalent payments under Section 871(m) of the Code discussed below) and withholding tax will not apply if payments are effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (in which case, the non-U.S. holder will be required to provide a Form W-8ECI). We will not pay any additional amounts in respect of such withholding.

To claim benefits under an income tax treaty, a non-U.S. holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable. Certifications may generally be made on a Form W-8BEN or W-8BEN-E, or a substitute or successor form. In addition, special rules may apply to claims for treaty benefits made by corporate non- U.S. holders. A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service. The availability of a lower rate of withholding or an exemption from withholding under an applicable income tax treaty will depend on the proper characterization of the contingent coupon payments under U.S. federal income tax laws and whether such treaty rate or exemption applies to such contingent coupon payments. No assurance can be provided on the proper characterization of the contingent coupon payments for U.S. federal income tax purposes and, accordingly, no assurance can be provided on the availability of benefits under any income tax treaty. Non-U.S. holders should consult their tax advisors in this regard.

You will generally not be subject to U.S. federal income or withholding tax on any gain (other than amounts attributable to any contingent coupon payments) upon the sale or maturity of the securities, provided that (i) you comply with applicable certification requirements, which certification may be made on Form W-8BEN or W-8BEN-E (or a substitute or successor form) on which you certify, under penalties of perjury, that you are not a U.S. person and provide your name and address, (ii) your gain is not effectively connected with your conduct of a U.S. trade or business, and (iii) if you are a non-resident alien individual, you are not present in the U.S. for 183 days or more during the taxable year of the sale or maturity of the securities. In the case of (ii) above, you generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if you were a U.S. holder and, if you are a corporation, you may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of your earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

PRS-21

Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due October 21, 2027

Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on our determination that the securities are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. However, it is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events, and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlying Stock or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

In the event of any withholding on the securities, we, or the applicable withholding agent, will not be required to pay any additional amounts with respect to amounts so withheld.

Supplemental Plan of Distribution

Delivery of the securities will be made against payment therefor on or about the issue date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade such securities at any time prior to the first business day preceding the issue date will be required, by virtue of the fact that the securities will not settle in T+1, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement; such purchasers should also consult their own advisors in this regard.

PRS-22